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                                  EXHIBIT 99.1

EXHIBIT 99.1. Press Release dated June 20, 2000


                                  PRESS RELEASE
            NETDIRECT AND BUYITNOW ANNOUNCE LETTER OF INTENT TO MERGE

EDEN PRAIRIE, Minn. - June 20, 2000 - Business-to-business e-commerce company, Netdirect Corporation International, formerly known as Virtual Technology Corporation (OTCBB: VTCO), today announced that it has entered into a non-binding Letter of Intent to merge with on-line retailer BuyItNow, Inc. The proposed merger is designed to allow the combined companies to compete more effectively in business-to-business and business-to-consumer sales of technology-related products and services.

"By joining forces with BuyItNow, we believe that we will be able to reach a vast audience of businesses and consumers worldwide, while still streamlining our operations," said Greg Appelhof, president and CEO of Netdirect. "In recent weeks we have reorganized our business units and focused our resources on those parts of the business that will get us to our goal of achieving profitability. This merger enhances that effort by allowing us to leverage the strengths of both companies to create a strong and more dynamic company for our customers, employees and, ultimately, our shareholders."

Under the terms of the deal, Netdirect is assumed to have a fully-diluted market value of $93 million, and BuyItNow is assumed to have a fully-diluted market value of $350 million. Post-transaction, the combined company will have an assumed market valuation of almost $450 million.

"As consolidation in our sector of the Internet continues, our strategy is to solidify our market position and increase our value," said William Battison, president and CEO of BuyItNow. "We believe that the merger with Netdirect will increase our vertical integration and allow us to offer the highest level of service and support to our business, educational, catalog, wholesale, retail and Internet customers. BuyItNow truly can become a 'one-stop shopping' site for computers and consumer electronics."

Last week, e4L, Inc. and eWonders.com, Inc., two of BuyItNow's largest shareholders, announced the merger of BuyItNow.com and pcWonders.com, an e-commerce company specializing in the sale of computer hardware and software, consumer electronics, audio products and computer games.

"Our merger with pcWonders.com is intended to facilitate the use of BuyItNow as a consolidation vehicle for the computer hardware, software, Internet appliance and e-tailing markets and provide access to priceWonders.com and ratingsWonders.com, two products that further strengthen the BuyItNow strategy," Battison added.


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The merger of Netdirect and BuyItNow is expected to close by July 31, 2000, subject to board and shareholder approval by both companies, any necessary regulatory approvals, additional due diligence and negotiation of a definitive agreement.

ABOUT NETDIRECT CORPORATION INTERNATIONAL

Netdirect is an e-commerce company that offers businesses and communities of interest a better way to purchase a full array of technology products with unprecedented, personalized customer service and affordable prices. The company generates revenue through product and service sales and advertising programs by creating technology marketplaces for businesses, educational institutions and affinity groups that collectively reach millions of loyal business and consumer buyers. In addition, Netdirect operates several proprietary online sites, including www.netdirect.com, www.dtpdirect.com, and www.downloadstore.com.

ABOUT BUYITNOW

BuyItNow, Inc. is an Internet retailer featuring one of the largest selections of brand name products and unique specialty items. The BuyItNow.com "WebPlaza(TM)" currently features specialty stores housed at http://www.buyitnow.com. Much more than an online mall that simply links consumers to various retail sites, BuyItNow stores are owned and operated by the company. All stores are linked through real-time fulfillment and a unified shopping cart. The site is particularly acclaimed for its customer-friendly online experience which features live "e-Reps(TM)" who are available in real time via the site or through a toll free number at 888-55-BuyIt. BuyItNow, Inc. recently acquired and merged with pcWonders.com, a leading e-commerce company specializing in the sale of computer hardware and software, consumer electronics, audio products and computer games. BuyItNow's major corporate partners include NBC Internet, Inc., a branded global integrated media company; Clear Channel Communications, the world's largest outdoor advertiser and radio station owner; e4L, Inc., a multi-faceted direct marketing company, which promotes its products via television and the internet; and EMMIS Communications, a diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Netdirect(TM) is a trademark of Netdirect Corporation International.

Statements in this Press Release that are not purely historical are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Netdirect's expectations, hopes, beliefs, intentions or strategies regarding the future generally, Netdirect suggests review of its filings with the U.S. Securities and Exchange Commission, including in particular, its recently filed Annual Report on Form 10-K and the risk factor discussion in that report and its Quarterly Report on Form 10-Q for the three months ended April 30, 2000. Netdirect cannot guarantee that it will consummate the proposed business combination with BuyItNow on the terms described in this press release, or at all. Netdirect also cannot assure that that it will raise any additional equity or debt capital on terms acceptable to


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it, or at all, that it will be able to continue as a going concern or ever be profitable or that our stock price will not decline further than it has over the past several months.

Contact:
Investor Relations Services, New Smyrna Beach, Fla.
Dan Kinnison, 904/409-0200